Exhibit 10.3

CLIFFORD CHANCE DEUTSCHLAND LLP

Execution Copy

ZELLSTOFF STENDAL GMBH

as Borrower

UNICREDIT BANK AG

as Bookrunner and Mandated Lead Arranger, Agent, Security Agent

and an Original Lender

CREDIT SUISSE AG, LONDON BRANCH

as an Original Lender

ROYAL BANK OF CANADA

as an Original Lender

BARCLAYS BANK PLC

as an Original Lender

REVOLVING

CREDIT FACILITY AGREEMENT

IN THE AMOUNT OF

EUR 75,000,000

CLIFFORD CHANCE DEUTSCHLAND LLP IS A LIMITED LIABILITY PARTNERSHIP WITH REGISTERED OFFICE AT 10 UPPER BANK STREET, LONDON E14 5JJ, REGISTERED IN ENGLAND AND WALES UNDER OC393460. A BRANCH OFFICE OF THE PARTNERSHIP IS REGISTERED IN THE PARTNERSHIP REGISTER AT FRANKFURT AM MAIN LOCAL COURT UNDER PR 2189.

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35.	Remedies and Waivers	91

36.	Amendments and Waivers	91

37.	Conclusion of this Agreement (Vertragsschluss)	92

38.	Statute of Limitations (Verjährung)	93

39.	Governing law	94

40.	Jurisdiction	94

Schedule 1 The Original Lenders		95

Schedule 2 Conditions Precedent		96

Schedule 3 Utilisation Request		99

Schedule 4 Form of Assignment and Assumption Certificate		100

Schedule 5 Form of Compliance Certificate		103

Schedule 6 Existing Security		104

Schedule 7 Existing Indebtedness of ZSG Group		105

Schedule 8 Timetables		106

Schedule 9 Insurances		107

Schedule 10 Form of Interest Payment Notice		108

Schedule 11 Shareholder Loan Agreements		109

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THIS AGREEMENT is made on 25 November 2014

BETWEEN:

(1)

ZELLSTOFF STENDAL GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated, organised and validly existing under the laws of the Federal Republic of Germany, having its office at Goldbecker Strasse 1, 39596 Arneburg, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal, number HRB 2446 (the “Borrower”);

(2)

UNICREDIT BANK AG, a stock corporation (Aktiengesellschaft) incorporated, organised and validly existing under the laws of the Federal Republic of Germany, having its office at Arabellastrasse 14, 81925 Munich, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, number HRB 42148 as bookrunner and mandated lead arranger (the “Arranger”);

(3)	UNICREDIT BANK AG (the “Agent” and “Security Agent”);

(4)	UNICREDIT BANK AG (an “Original Lender”);

(5)	CREDIT SUISSE AG, LONDON BRANCH, having its office at One Cabot Square, London E14 4QJ (an “Original Lender”);

(6)	ROYAL BANK OF CANADA, having its office at Riverbank House, 2 Swan Lane, London, EC4R 3BF (an “Original Lender”); and

(7)	BARCLAYS BANK PLC, having its office at 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom (an “Original Lender”)

(the entities under (4) to (7) are collectively referred to as the “Original Lenders” and together with the entities under (1) to (3) as the “Parties”).

WHEREAS

(A)

The Borrower operates a 660,000 tonnes per annum bleached softwood kraft pulp mill located in Arneburg, Saxony-Anhalt, Federal Republic of Germany (the “Project”). In order to finance the Project, the Borrower entered into a EUR 827,950,000 facility agreement dated 26 August 2002 (as amended) (the “Pulp Mill Facility Agreement”) and a EUR 17,000,000 facility agreement dated 19 January 2012 (as amended) (the “Blue Mill Facility Agreement” and together with the Pulp Mill Facility Agreement the “Existing Facility Agreements”).

(B)

Mercer International Inc. the ultimate parent of the Borrower intends to issue and sell off two bonds: a high yield note of approximately USD 400,000,000 and a high yield note of approximately USD 250,000,000 (the “Note Issue”). Certain funds generated by the Note Issue shall be made available to the Borrower by way of various shareholder loans granted by Mercer International Inc., directly or indirectly through its affiliates (the “Shareholder Contribution”).

(C)

The Borrower intends to repay the loans granted under the Existing Facility Agreements and to partly fund the required amount through (i) the Shareholder Contribution, (ii) the cash available to the Borrower (the “Cash Contribution”) including any funds standing to the credit of its account denominated “Debt Service Reserve Account” (the “DSRA Funds”) and (iii) a draw-down under the Facility (as defined below) of not more than EUR 37,500,000 (the “Refinancing”).

(D)

The Parties agree that this Agreement shall be conditional and only become legally effective upon the transfer of the Cash Contribution and the Shareholder Contribution to the Refinancing Account (as defined below) and confirmation from the Agent that all conditions precedent as set out in Schedule 2 (Conditions Precedent) have been satisfied. Nevertheless, the Borrower shall be entitled to submit a Utilisation Request (as defined below) prior to the Effective Date (as defined below) in order to give the Original Lenders sufficient time to prepare a disbursement of the funds on the Effective Date. However, for the avoidance of doubt, the Utilisation Request itself will only become legally effective on the Effective Date.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Assignment and Assumption Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Assignment and Assumption Certificate) or any other form agreed between the Agent and the Borrower.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Effective Date and including the date falling one month before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding and not repaid Utilisations; and

(b)

in relation to any proposed Utilisation, the amount of its participation in any Utilisation that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisation that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Guarantee” means a Bank Guarantee (selbstschuldnerische Bürgschaft) or any other form of guarantee or letter of credit in a form agreed by any Issuing Bank, the Borrower and the Agent.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Utilisation or Unpaid Sum to the last day of the current Interest Period in respect of that Utilisation or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Munich and in relation to any date for payment or purchase of euro any TARGET Day.

“Calculation Date” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Change of Control” means if:

(a)	the Ultimate Parent ceases (directly or indirectly) to Control the Borrower;

(b)	any other person or group of persons acting in concert (other than the Ultimate Parent) gains direct or indirect Control of the Borrower.

For the purposes of this definition, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares or partnership interests in a person, either directly or indirectly, to obtain or consolidate Control of such person.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Control” means the direct or indirect power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of such body corporate or another entity; or

(b)	appoint or remove all, or the majority, of the partners, directors, management board members, or other equivalent officers of such body corporate; and

the holding of more than 50 per cent. of the issued share capital of such body corporate or holding the post of managing partner of a limited partnership or legal partnership (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) and “Controlled” shall be construed accordingly.

“Current Assets” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Current Liabilities” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Current Ratio” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EBITDA” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Effective Date” means the date on which the conditions precedent as set out in Clause 4.1.1 have been fulfilled.

“Environment” means all, or any of, the following media: the air (including the air within buildings and the air within other natural or man-made structures above or below ground, such as soil-vapor), water (including ground and surface water, coastal or inland waters, acquifers, leachates, pipes, drains and sewers) and land (including buildings and other structures in, on or under it and any surface and sub-surface soil).

“Environmental Claim” means any claim by any person:

(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)

that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, discharge, emission, leakage or spillage of any dangerous substance at or from any site owned, leased, occupied or used by the Borrower into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, leased, occupied or used by the Borrower which is directly or indirectly caused by or attributable to any dangerous substance; or

(c)	any other pollution of the Environment;

other than those in compliance with Environmental Law or any Environmental Licence in effect at the time of occurrence or incidence, as the case may be.

“Environmental Law” means all regulations applicable in Germany, agreements with the authorities and the like having legal effect in Germany concerning the protection of, or the prevention of damage to, human health, the Environment, the conditions of the work place or Environmental Contamination or the provision of remedies in relation to harm or damage to the Environment.

“Environmental Licence” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from any site owned, leased, occupied or used by it.

“EU Restricted Person” means a person that is (i) listed on, or owned or controlled (directly or indirectly) by a person listed on any EU Sanctions List; (ii) located in, incorporated under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide EU Sanctions; or (iii) otherwise a target of EU Sanctions.

“EU Sanctions” means any economic sanctions laws, regulations, embargoes, local applicable sanctions or restrictive measures administered, enacted or enforced by: (i) the United Nations; (ii) the European Union; or (iii) the respective governmental institutions and agencies of any of the European Union (together “EU Sanctions Authorities”).

“EU Sanctions List” means any list of persons which are designated the target of sanctions, issued or maintained or made public by any of the EU Sanctions Authorities.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Bank Guarantees” means the two bank guarantees granted to the Borrower by UniCredit Bank AG in the amount of (i) EUR 400,000, dated 21 February 2014 and (ii) EUR 2,092,860, dated 11 December 2012.

“Existing Indebtedness” means the indebtedness of the Borrower pursuant to the Existing Facility Agreements as well as any other indebtedness as listed in Schedule 7 (Existing Indebtedness).

“Existing Security” means the Security of the Borrower for the Existing Indebtedness and as otherwise set out in Schedule 6 (Existing Security).

“Expiry Date” means, in relation to any Bank Guarantee, the date on which the maximum aggregate liability under that Bank Guarantee is to be reduced to zero.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Effective Date.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter dated on or about the date of this Agreement between the Arranger and the Borrower or the Agent and the Borrower or any Issuing Bank and the Borrower setting out any of the fees referred to in Clause 13 (Fees).

“Finance Document” means:

(a)	this Agreement;

(b)	an Assignment and Assumption Certificate;

(c)	a Bank Guarantee;

(d)	each Fee Letter;

(e)	the Hedging Agreement;

(f)	each Security Document;

(g)	the Security Pooling Agreement;

(h)	the Shareholders’ Undertaking Agreement; and

(i)	any other document agreed to be a “Finance Document” by both the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger, the Security Agent, any Issuing Bank, the Hedging Bank or a Lender.

“Financial Indebtedness” means (without duplication) any indebtedness (excluding accrued expenses and trade payables) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US-GAAP, be treated as a capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary bank guarantee or any other instrument issued by a bank or financial institution; and

(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

“Financial Model” means the financial model agreed between the Parties on or about the date of this Agreement, as amended from time to time according to the provisions of this Agreement.

“GAAP” means generally accepted accounting principles in the Federal Republic of Germany.

“Hedging Agreement” means the interest rate swap dated 27 August 2002 as confirmed by the interest rate swap confirmation dated 27 August 2002 entered into under the Hedging Master Agreement.

“Hedging Bank” means UniCredit Bank AG.

“Hedging Master Agreement” means the Master Agreement for Financial Derivatives Transactions (Rahmenvertrag für Finanztermingeschäfte) dated 26 August 2002 (as amended by an additional agreement (Ergänzungsvereinbarung) dated 20 October 2009) and entered into between the Borrower and the Hedging Bank.

“Hedge Security Account” means the account with the IBAN DE46700202700015528043.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Insurances” means any and all of the contracts of insurance and reinsurance that the Borrower is required to procure and maintain as set out in Schedule 9 (Insurances).

“Interest Cover Ratio” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Interest Expense” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Interest Payment Notice” means the notice to the Agent substantially in the form set out in Schedule 10 (Form of Interest Payment Notice) to this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Interest Receivable” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Interpolated Screen Rate” means, in relation to EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Issuing Bank” means each Lender who has accepted a Utilisation Request for a Utilisation by way of Bank Guarantee.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership (limited or otherwise) or any other entity.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 65% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 65% of the Total Commitments immediately prior to the reduction).

“Margin” means 3.50 per cent. per annum.

“Material Adverse Effect” means an event, occurrence or condition which has materially impaired or which will materially impair (as compared with the situation which would have prevailed but for such event, occurrence or condition):

(a)

the business, operation, property and financial condition of the Borrower taken as a whole and as a result, the ability of the Borrower to perform any of its obligations under the Finance Documents; or

(b)	the validity or enforceability of the Finance Documents.

“Minimum Liquidity” means the aggregate of the Available Facility and Unencumbered Cash being at least EUR 20,000,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Debt” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“New Lender” has the meaning given to that term in Clause 24 (Changes to the Lenders).

“Non-EU Restricted Person” means a person that is (i) listed on, or owned or controlled (directly or indirectly) by a person listed on any Non-EU Sanctions List; (ii) located in, incorporated under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Non-EU Sanctions; or (iii) otherwise a target of Non-EU Sanctions:

“Non-EU Sanctions” means any economic sanctions laws, regulations, embargoes, local applicable sanctions or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Kingdom; or (iii) the respective governmental institutions and agencies of any of the foregoing, including without limitations, OFAC, the United States Department of State, and Her Majesty’s Treasury (together “Non-EU Sanctions Authorities”).

“Non-EU Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained or made public by any of the Non-EU Sanctions Authorities.

“Obligations” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Financial Statements” means the audited financial statements in respect of the Borrower, SP Holding and the Ultimate Parent for the period ended 31 December 2013.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means with respect to the ZSG Group:

(a)	any Existing Security;

(b)	any lien arising by operation of law or in the ordinary course of business;

(c)	any Security arising out of conditional sale, any retention of title agreement or similar agreements entered into in the ordinary course of business;

(d)

any Security over assets in connection with lease agreements entered into in connection with a rail car financing replacing existing rail car rental contracts having an aggregate contract value of EUR 23,000,000 at any time;

(e)	any Security over assets in connection with any new lease agreements having an aggregate contract value of EUR 5,000,000 at any time;

(f)

any Security over assets in connection with capital lease agreements whether with existing and/or new lessors, institutions or lease providers, replacing, amending or restating operating leases in effect at the date of this Agreement having an aggregate contract value of EUR 20,000,000 at any time;

(g)	any Transaction Security;

(h)	any Security securing the Hedging Agreement;

(i)	any Security securing the Existing Bank Guarantees;

(j)	any liens arising as a result of litigation or legal proceedings that are being contested in good faith by appropriate proceedings;

(k)	any Security securing any Financial Indebtedness permitted in accordance with paragraph (f) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means with respect to the ZSG Group any:

(a)	Existing Indebtedness set out in Schedule 7 (Existing Indebtedness);

(b)	Existing Bank Guarantees;

(c)	Financial Indebtedness incurred under, or as expressly permitted by, the Transaction Documents;

(d)	Financial Indebtedness incurred under the hedging transactions contemplated by and documented by the Hedging Agreement;

(e)

Financial Indebtedness incurred as Subordinated Liabilities by the Borrower, which is legally and structurally subordinated to any liabilities (including contingent liabilities) of the Borrower under the Finance Documents in accordance with the Shareholders’ Undertaking Agreement;

(f)

Financial Indebtedness and any other interest bearing indebtedness incurred by the ZSG Group in the ordinary course of business the principal amount of which does in aggregate not exceed EUR 5,000,000 (or the equivalent in any other currency) at any time;

(g)	Financial Indebtedness incurred under any new lease agreements having an aggregate contract value of EUR 5,000,000;

(h)

Financial Indebtedness incurred under any lease agreements entered into in connection with a rail car financing replacing existing rail car rental contracts having an aggregate contract value of EUR 23,000,000 at any time;

(i)

Financial Indebtedness incurred in connection with capital lease agreements whether with existing and/or new lessors, institutions or lease providers, replacing, amending or restating operating leases in effect at the date of this Agreement having an aggregate contract value of EUR 20,000,000 at any time;

(j)	other Financial Indebtedness permitted by the Majority Lenders from time to time.

“Permitted Transaction” means:

(a)	the Refinancing;

(b)	the incurrence of Permitted Indebtedness and the granting of Permitted Encumbrances;

(c)

transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business (including with respect to related parties or affiliates on arm’s-length basis); and

(d)	any other disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents or as permitted by the Majority Lenders.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reduction Date” means any day on which a prepayment or cancellation in accordance with Clause 9 (Prepayment and cancellation) is to occur.

“Reduction Instalment” means the aggregate amount to be repaid or cancelled on any Reduction Date.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to EURIBOR, the principal office in Munich of UniCredit Bank AG and of the principal offices in Frankfurt am Main of Commerzbank AG and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Refinancing Account” means the account with the IBAN DE94700202700010014281 held with UniCredit Bank AG.

“Relevant Interbank Market” means in relation to euro, the European interbank market.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.5.4 (Renewal of a Bank Guarantee).

“Repeating Representations” means each of the representations set out in Clause 19.2 (Status), Clause 19.3 (Binding obligations), Clause 19.4 (Non-conflict with other obligations), Clause 19.5 (Power and authority), Clause 19.6 (Validity and admissibility in evidence), Clause 19.8 (No default), Clause 19.9.3 (No misleading information), Clause 19.10 (Financial statements), Clause 19.11 (Pari passu ranking) and Clause 19.14 (Good title to assets).

“Rollover Utilisation” means one or more Utilisations:

(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid or (ii) the Borrower is obliged to pay to the Agent for any Issuing Bank the amount of any claim under a Bank Guarantee;

(b)	the aggregate amount of which is equal to or less than (i) the maturing Loan or (ii) the claim under the Bank Guarantee;

(c)	in the same currency as (i) the maturing Loan or (ii) the claim under the Bank Guarantee; and

(d)

made or to be made to the Borrower for the purpose of (i) refinancing a maturing Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Bank Guarantee to the Agent for any Issuing Bank.

“Screen Rate” means in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien, assignment by way of security, guarantee, parallel debt obligation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	German law global assignment agreement (Globalzession);

(b)	German law transfer of assets by way of security (Raumsicherungsübereignung);

(c)	German law pledge of bank accounts (Kontenverpfändung), excluding the Shareholder Distribution Account; and

(d)	any other document agreed to be a “Security Document” by both the Agent and the Borrower.

“Security Pooling Agreement” means the security pooling agreement entered into on or about the date of this Agreement between, inter alia, the Agent, the Security Agent, the Hedging Bank, the Original Lender and the Borrower.

“Shareholder Distribution Account” means the account with the IBAN DE61700202700005753180.

“Shareholder Loan Agreements” means each of the shareholder loan agreements listed in Schedule 11 (Shareholder Loan Agreements) and any document agreed to be a “Shareholder Loan Agreement” by both the Agent and the Borrower.

“Shareholder Loan” means any debt incurred by the Borrower pursuant to a Shareholder Loan Agreement including interest and accrued interest.

“Shareholders’ Undertaking Agreement” means the shareholders’ undertaking agreement entered into on or about the date of this Agreement between, inter alia, the Ultimate Parent, the Security Agent, SP Holding, and the Borrower.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“SP Holding” means Stendal Pulp Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated, organised and validly existing under the laws of the Federal Republic of Germany having its office at Charlottenstr. 59, 10117 Berlin, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin (Charlottenburg), number HRB 99095.

“Subordinated Creditor” means the Ultimate Parent, SP Holding, ZPR and any other Affiliate that provides Shareholder Loans to the Borrower and that is from time to time party to the Shareholders’ Undertaking Agreement as a subordinated creditor.

“Subordinated Liabilities” means any and all payment obligations whether present or future, actual or contingent under any Shareholder Loan Agreement.

“Subsidiary” means companies which are dependent enterprises of the relevant Holding Company, or any company in respect of which such term is used, within the meaning of Sec. 17 German Stock Corporation Act (Aktiengesetz) and subsidiaries within the meaning of Sec. 290 German Commercial Code (Handelsgesetzbuch).

“Surviving Bank Guarantee” has the meaning given to it in Clause 7.2.5 (Claims under a Bank Guarantee).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means, in relation to any Bank Guarantee, the period from its Utilisation Date until its Expiry Date.

“Termination Date” means the earlier of

(a)	31 October 2019 and

(b)	the date falling one month prior to the final maturity date of such note issued in connection with the Note Issue which has the shorter duration.

“Total Commitments” means the aggregate of the Commitments, being EUR 75,000,000 at the Effective Date.

“Transaction Documents” means the Finance Documents, the Shareholder Loan Agreements and any other document agreed to be a “Transaction Document” by both the Agent and the Borrower.

“Transaction Security” means the Security created or purported to be created under or pursuant to the Security Documents or any other Finance Document.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Assignment and Assumption Certificate; and

(b)	the date on which the Agent executes the Assignment and Assumption Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Ultimate Parent” means Mercer International Inc., a corporation organised under the laws of the State of Washington, United States of America, having an office at Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

“Unencumbered Cash” has the meaning ascribed to it in Clause 21.1 (Financial definitions).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“US-GAAP” means the generally accepted accounting principles in the US.

“US Tax Obligor” means a Borrower:

(a)	which is resident for tax purposes in the US; or

(b)	some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a Loan or a Bank Guarantee.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“ZPR” means Zellstoff- und Papierfabrik Rosenthal GmbHm, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated, organised and validly existing under the laws of the Federal Republic of Germany, having its office at Hauptstraße 16, 07366 Blankenstein, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena, number HRB 209855.

“ZSG Group” means the Borrower, ZSG Holz and ZSG Transport as well as any further subsidiaries of the Borrower.

“ZSG Holz” means Zellstoff Stendal Holz GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated, organised and validly existing under the laws of the Federal Republic of Germany having its office at Goldbecker Strasse 38, 39596 Arneburg, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the loacal court (Amtsgericht) of Stendal, number HRB 4089.

“ZSG Transport” means Zellstoff Stendal Transport GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated, organised and validly existing under the laws of the Federal Republic of Germany having its office at Goldbecker Strasse 38, 39596 Arneburg, Federal Republic of Germany and registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal, number HRB 4088.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)

the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, any “Issuing Bank”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	“assignment” means Abtretung;

(d)	“authorised signatory” means Geschäftsführer or Prokurist insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(e)	“board of directors” means Geschäftsführung insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(f)	a reference to a “director” means Geschäftsführer insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(g)

“disposal” or “dispose” means a sale, lease, licence, transfer or loan (but not including by way of loan of money) or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

(h)

the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount Agent’s Spot Rate of Exchange;

(i)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(j)	“gross negligence” means grobe Fahrlässigkeit;

(k)	a “group of Lenders” includes all the Lenders;

(l)

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss including a third party security arrangement, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(m)	“including” means “including without limitation”;

(n)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(o)	a reference to a “limited partnership” means, insofar as it is established under the laws of the Federal Republic of Germany, a GmbH & Co. KG;

(p)	“management” means Geschäftsführung insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(q)	“pay”, “prepay” or “repay” in Clause 22 (General undertakings) includes by way of set-off, combination of accounts or otherwise;

(r)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(s)	“promptly” means unverzüglich;

(t)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(u)	“rights” include all rights, whether actual or contingent, present or future, arising under contract or law;

(v)	the “share capital” of a company includes in the case of a partnership, partnership interests and in any case includes any equity or other ownership interest;

(w)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under applicable law;

(x)	“wilful default” and “wilful misconduct” means Vorsatz;

(y)

references (i) to the “winding up”, “dissolution”, or “administration” of a person or (ii) to a “receiver” or “administrative receiver” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrence of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(z)	the Borrower “repaying” or “prepaying” a Bank Guarantee means:

(i)	the Borrower providing cash cover for that Bank Guarantee;

(ii)	the maximum amount payable under the Bank Guarantee being reduced in accordance with its terms; or

(iii)

the respective Issuing Bank being satisfied that it has no further liability under that Bank Guarantee, and the amount by which a Bank Guarantee is repaid or prepaid under Clause 1.2.1(z)(i) and Clause 1.2.1(z)(ii) above is the amount of the relevant cash cover or reduction;

(aa)

the Borrower providing “cash cover” for a Bank Guarantee means the Borrower paying an amount in the currency of the Bank Guarantee to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)	the account is with the respective Issuing Bank;

(ii)

withdrawals from the account may only be made to pay the respective Issuing Bank amounts due and payable to it under this Agreement in respect of that Bank Guarantee until no amount is or may be outstanding under that Bank Guarantee; and

(iii)

the Borrower has executed a security document, in form and substance satisfactory to the respective Issuing Bank with which that account is held, creating a first ranking security interest over that account;

(bb)	the Interest Period of a Bank Guarantee will be construed as a reference to the Term of that Bank Guarantee;

(cc)	an amount borrowed includes any amount utilised by way of Bank Guarantee;

(dd)	a Utilisation made or to be made to the Borrower includes a Bank Guarantee issued on its behalf;

(ee)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Bank Guarantee;

(ff)	an outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that Bank Guarantee at that time;

(gg)	a provision of law is a reference to that provision as amended or re-enacted; and

(hh)	a time of day is a reference to Central European time (CET) or, as the context requires, London time; and

(ii)	words importing the plural shall include the singular and vice versa.

1.2.2	Section, clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.2.5	In any calculation or determination done for the purposes of a Finance Document, no amount shall be double-counted or duplicated.

1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Language

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, save for where a German translation of a word or phrase appears in the text of this Agreement, in which case the German translation of such word or phrase shall prevail.

1.5	Payment of Interest on Shareholder Loans

Notwithstanding any provision of the Finance Documents to the contrary, the Borrower, the Agent and the Lenders agree that:

1.5.1	the Shareholder Distribution Account shall not be subject to any Security from, by or under any Finance Document; and

1.5.2

nothing herein or in any Finance Document shall restrict, prohibit or otherwise limit the Borrower from paying, disbursing or transmitting all or parts of any moneys or assets in the Shareholder Distribution Account in its sole discretion from time to time and at any time.

1.5.3

The Borrower may transfer funds into the Shareholder Distribution Account or pay interest due under any Shareholder Loan Agreement up to an aggregate amount of the Euro equivalent of USD 23,000,000 per annum, provided that whenever such payment is to be made:

(a)	no breach of any financial covenants as set out in Clause 21 (Financial Covenants) has occurred as of the last Calculation Date prior to such transfer;

(b)	no Event of Default has occurred and is continuing;

(c)	the Minimum Liquidity is available to the Borrower after any such transfer and payment of interest; and

(d)	the Borrower submits five (5) Business Days prior to such transfer an Interest Payment Notice to the Agent.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents (Ausschluss der gesamtschuldnerischen Haftung).

2.2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt. The formation of joint property (Gesamthandsvermögen) shall be excluded.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility:

3.1.1

until and including the date of the Refinancing, up to a maximum aggregate amount of EUR 37,500,000 (including an amount of up to EUR 8,500,000 determined to fund the Hedge Security Account) to finance the Refinancing; and

3.1.2

thereafter towards the financing of its working capital and operational and business requirements, including payment of interest, any principal on Shareholder Loan Agreements and dividends as permitted pursuant to the terms of the Finance Documents.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

4.1.1	This Agreement and the rights and obligations thereunder shall only become legally valid and effective if

(a)	each of the Cash Contribution and the Shareholder Contribution has been received in the Refinancing Account; and

(b)	the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent prior to 29 December 2014 and has promptly notified such receipt to the Borrower and the Lenders.

4.1.2

Without prejudice to Clause 4.1.1 above, the Borrower may deliver a Utilisation Request prior to the receipt of a respective notice by the Agent. However, for the avoidance of doubt, this Utilisation Request shall only become effective on the Effective Date and the Lenders shall only be required to fulfil their obligations pursuant to Clause 5.5 (Lenders’ participation) once the Effective Date has occurred.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) if on the proposed Utilisation Date:

4.2.1	provided that this Agreement has become effective pursuant to Clause 4.1.1 above;

4.2.2

in the case of a Rollover Utilisation, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

4.2.3	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Utilisation

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation ten (10) or more Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request for Loans

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Cancellation of undrawn Commitments

Any Commitment not drawn within the Availability Period will be cancelled.

5.3	Completion of a Utilisation Request for Loans

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.3.1	the proposed Utilisation Date is a Business Day within the Availability Period;

5.3.2	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount); and

5.3.3	the proposed Interest Period complies with Clause 11 (Interest Periods).

5.4	Currency and amount

5.4.1	The currency specified in an Utilisation Request must be euro.

5.4.2	The amount of the proposed Loan must be:

(a)	a minimum of EUR 1,000,000 (or its equivalent) (and an integral multiple of EUR 250,000) (or its equivalent); or

(b)	in any event such that its amount is less than or equal to the Available Facility.

5.5	Lenders’ participation

5.5.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.5.2

The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan. However, if the Loan is to be disbursed for repayment of a Bank Guarantee pursuant to Clause 7.2.2 (Claims under a Bank Guarantee), the respective Available Commitments of the Lender which is at the same time the Issuing Bank of that Bank Guarantee, shall for, the purpose of this Clause 5.5.2, be deemed increased by an amount equal to the amount of the relevant Bank Guarantee to be repaid by the requested Loan.

5.5.3	The Agent shall determine the amount of each Loan and shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5.4	The Borrower irrevocably authorises (bevollmächtigt) and directs the Agent to remit the proceeds of each Loan as follows:

(a)	in the case of a Loan to be used to repay Existing Indebtedness, to the Refinancing Account;

(b)	in the case of all other Loans, to the account specified in the relevant Utilisation Requests.

5.5.5

For the purposes of this Clause 5.5 each Party, which is incorporated or established under the laws of the Federal Republic of Germany, hereby releases the Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Party. A Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

6.	UTILISATION - BANK GUARANTEES

6.1	Bank Guarantees

6.1.1	With the exception of the first Utilisation the Facility may be utilised by way of Bank Guarantees up to an aggregate amount of EUR 5,000,000 and a maximum number of six (6) Utilisations.

6.1.2	Clause 5 (Utilisation - Loans) does not apply to Utilisations by way of Bank Guarantees.

6.2	Delivery of a Utilisation Request for Bank Guarantees

Upon, and subject to, prior written confirmation by a Lender that it is prepared to become an Issuing Bank, taking into account its respective Available Commitment at that point in time, the Borrower may request a Bank Guarantee to be issued by delivery to that Lender, with a copy to the Agent, a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Bank Guarantees

6.3.1	Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Bank Guarantee;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(c)	the currency and amount of the Bank Guarantee comply with Clause 6.4 (Currency and amount);

(d)	the Expiry Date of the Bank Guarantee falls on or before the Termination Date;

(e)	the delivery instructions for the Bank Guarantee are specified; and

(f)	the identity of the beneficiary and purpose of the Bank Guarantee have been approved by the Agent and the respective Issuing Bank.

6.3.2	Only one Utilisation may be requested in each Utilisation Request.

6.4	Currency and amount

6.4.1	The currency specified in a Utilisation Request for a Bank Guarantee must be euro.

6.4.2

The amount of the proposed Bank Guarantee must be such that it is equal to the lower of (i) the Issuing Bank’s respective Available Commitment and (ii) the amount which is the difference between (A) EUR 5,000,000 and (B) the aggregate amount of all Bank Guarantees utilised.

6.5	Issue of Bank Guarantees

6.5.1	If the conditions set out in this Agreement have been met, the respective Issuing Bank shall issue the Bank Guarantee on the Utilisation Date.

6.5.2	The respective Issuing Bank will only be obliged to comply with Clause 6.5.1 above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(a)

in the case of a Bank Guarantee to be renewed in accordance with Clause 6.5.4 (Renewal of a Bank Guarantee), no action has been taken under Clause 23.20 (Acceleration) and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by the Borrower are true.

6.5.3	The amount of each Bank Guarantee will reduce the Commitment of the respective Issuing Bank in its capacity as Original Lender until such Bank Guarantee is repaid or discharged by the Borrower.

6.5.4	The respective Issuing Bank shall notify the Agent who will notify each of the other Lenders of the details of the requested Bank Guarantee.

6.6	Renewal of a Bank Guarantee

6.6.1

The Borrower may request that any Bank Guarantee issued on its behalf by an Issuing Bank be renewed by delivery to the respective Issuing Bank of a Renewal Request in substantially similar form to a Utilisation Request for a Bank Guarantee by the Specified Time.

6.6.2	The respective Issuing Bank shall treat any Renewal Request in the same way as a Utilisation Request for a Bank Guarantee.

6.6.3	The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, except that:

(a)	its amount may be less than the amount of the Bank Guarantee immediately prior to its renewal; and

(b)	its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

6.6.4	If the conditions set out in this Agreement have been met, the respective Issuing Bank shall amend and reissue any Bank Guarantee pursuant to a Renewal Request.

7.	BANK GUARANTEES

7.1	Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.

7.2	Claims under a Bank Guarantee

7.2.1

The Borrower irrevocably and unconditionally authorises any Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee issued by that Issuing Bank as requested by the Borrower and which appears on its face to be in order (in this Clause 7.2, a “Claim”).

7.2.2

The Borrower shall immediately on demand or, if such payment is being funded by a Loan, shall within five (5) Business Days of demand, pay to the Agent for the respective Issuing Bank an amount equal to the amount of any Claim paid.

7.2.3	The Borrower acknowledges that the respective Issuing Bank:

(a)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(b)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set off, counterclaim or other defence of any person.

7.2.4	The obligations of the Borrower under this clause will not be affected by:

(a)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(b)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.2.5

If a Bank Guarantee remains outstanding after the Termination Date (a “Surviving Bank Guarantee”) but has on or before that date been repaid by way of provision of cash cover as set out in Clause 1.2.1(z)(i) (Construction), that Bank Guarantee shall be treated as being outstanding under a bilateral guarantee facility provided by the respective Issuing Bank, the terms of which (including the fee) are to be set out in a separate document between the respective Issuing Bank and the Borrower.

7.3	Indemnities

7.3.1

The Borrower shall immediately on demand indemnify any Issuing Bank against any cost, loss or liability incurred by such Issuing Bank (otherwise than by reason of such Issuing Bank’s gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz)) in acting as Issuing Bank under any Bank Guarantee requested by (or on behalf of) the Borrower.

7.3.2

The obligations of the Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this Clause 7.3 (whether or not known to it or any other person) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower, any beneficiary under a Bank Guarantee or any other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of the Borrower, any beneficiary under a Bank Guarantee or other person or any non presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any beneficiary under a Bank Guarantee or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security; or

(g)	to the extent legally possible, any insolvency or similar proceedings.

7.4	Rights of contribution

The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5	Exercise of rights

No Issuing Bank shall be obliged before exercising any of the rights, powers or remedies conferred upon it by this Agreement or by law:

7.5.1	to take any action or obtain judgment in any court against the Borrower;

7.5.2	to make or file any claim or proof in a winding up or dissolution of the Borrower; or

7.5.3	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower under this Agreement.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period and all Loans in full on the Termination Date.

8.2	Repayment of Guarantees

The Borrower shall repay each Bank Guarantee on its Expiry Date and all Bank Guarantees in full on the Termination Date.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

9.1.1

If it becomes unlawful in any applicable jurisdiction for any Lender or any Issuing Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender to do so, including by reason of:

(a)

any member of the ZSG Group or any of its affiliates being or becoming an EU Restricted Person or a Non-EU Restricted Person or acting directly or indirectly on behalf of an EU Restricted Person or a Non-EU Restricted Person or using any revenue or benefit derived from any activity or dealing with an EU Restricted Person or a Non-EU Restricted Person or any other unlawful activity in discharging any obligation due or owing to a Lender; or

(b)

any member of the ZSG Group or any of its affiliated permitting or authorising any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or nay part of the proceeds of the Facility or other transaction contemplated by this Agreement to fund any trade, business or other activities or otherwise make any payments (i) involving or for the benefit of any EU Restricted Person or a Non-EU Restricted Person or (ii) in any other manner that could result in the Borrower or a Lender being in breach of any EU Sanctions or Non-EU Sanctions or becoming an EU Restricted Person, that Lender or in the case of the event described in sub-paragraph (a) and (b) above, the Borrower shall promptly notify the Agent upon becoming aware of that event.

9.1.2

Upon the Agent notifying the Borrower or, if applicable, that Lender, the Commitment of that Lender will be immediately cancelled; and the Borrower shall repay that Lender’s participation in the Utilisations made to it on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower.

9.2	Change of Control

Upon the occurrence of a Change of Control:

9.2.1	the Borrower shall promptly notify the Agent upon becoming aware of that event;

9.2.2	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Utilisation); and

9.2.3

if the Majority Lenders so require, the Agent shall, by not less than thirty (30) Business Days notice to the Borrower, cancel the Total Commitments and declare all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

9.3	Voluntary cancellation

The Borrower may, if:

9.3.1	in respect of the last day of any Interest Period, it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

9.3.2	at any other time, it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

cancel the whole or any part (being a minimum amount of EUR 1,000,000 (or its equivalent)) of the Available Facility. Any cancellation under this Clause 9.3 shall reduce the Commitments of the Lenders rateably.

9.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than thirty (30) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 1,000,000 (or its equivalent)).

9.5	Applications of Prepayments

Prepayments made under this Clause 9 shall be applied as follows:

9.5.1	first, in prepayment of the Loans in order of maturity until repaid or prepaid in full; and

9.5.2	second, in prepayment of the Bank Guarantees in accordance with the notice delivered under Clause 9.2 (Change of Control) or Clause 9.3 (Voluntary cancellation), as the case may be.

9.6	Right of repayment and cancellation in relation to a single Lender

9.6.1	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased under Clause 14.2.3 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

9.6.2	On receipt of a notice referred to in Clause 9.6.1(a) above, the Commitment of that Lender shall immediately be reduced to zero.

9.6.3

On the last day of each Interest Period which ends after the Borrower has given notice under Clause 9.6.1(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Utilisation.

9.7	Restrictions

9.7.1

Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. Any such cancellation or prepayment shall oblige the Borrower to make the cancellation or prepayment of the specified amount on the specified date.

9.7.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.7.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

9.7.4	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.7.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.7.6	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATIONS

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

10.1.1	Margin; and

10.1.2	EURIBOR.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

10.3	Default interest

10.3.1

If the Borrower fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of which is 2.0 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration reasonably selected by the Agent.

10.3.2

If the Borrower fails to pay any interest payable by it under a Finance Document, it shall make a liquidated damages payment (pauschalierter Schadensersatz) for all amounts of interest overdue equal to the amount which is payable by applying the rate to be determined in accordance with this Clause 10.3 on the amount of interest overdue for the period from the due date of the relevant interest payment up to the date of actual payment (both before and after judgment), provided that the Borrower shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount.

10.3.3	Any interest accruing or damages payable under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent.

10.3.4	Any further damages and indemnities shall be dealt with in accordance with Clause 16 (Other indemnities).

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

11.1.1	Unless the Borrower has selected an Interest Period in accordance with Clause 11.1.2 and Clause 11.1.3 below and subject to this Clause 11, each Interest Period shall be one (1) Month.

11.1.2	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

11.1.3

Subject to this Clause 11, the Borrower may select an Interest Period of one (1), three (3) or six (6) Months or any shorter period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders) which is required in order to align the interest period of such Loan with the interest period of any existing loan in order to ensure consolidation.

11.1.4	An Interest Period for a Loan shall not extend beyond the Termination Date.

11.1.5	Each Interest Period for a Loan shall start on the Utilisation Date.

11.1.6	A Loan has one Interest Period only.

11.2	Consolidation of Loans

If, prior to the expiry of the Availability Period, two or more Interest Periods end on the same date the Loans to which those Interest Periods relate shall be consolidated into, and treated as, a single Loan on the last day of the relevant Interest Period.

11.3	Changes to Interest Periods

11.3.1

Prior to determining the interest rate for a Utilisation, the Agent may shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

11.3.2	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.3, it shall promptly notify the Borrower and the Lenders.

11.4	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

12.2.2	In this Agreement “Market Disruption Event” means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period EURIBOR is to be determined by reference to the Reference Bank and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed forty (40) per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

12.3	Alternative basis of interest or funding

12.3.1

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to Clause 12.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

12.4.1

The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

13.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 1.10 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

13.1.2

The accrued commitment fee is payable semi-annually in arrears on each 30 June and 31 December during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in the mandate letter between the Borrower and the Arranger dated 27 October 2014.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Participation fee

The Borrower shall pay to the Original Lenders a participation fee as agreed in a Fee Letter.

13.5	Fees payable in respect of Bank Guarantees

13.5.1

The Borrower shall pay to the Agent (for the account of each Issuing Bank) a Bank Guarantee fee at an annual rate of 2.25 per cent. on the outstanding amount of each Bank Guarantee requested by it for the period from the issue of that Bank Guarantee until such Bank Guarantee is repaid or prepaid in full. This fee shall be distributed to the Issuing Banks according to the principal amount of Bank Guarantees that each Issuing Bank has issued.

13.5.2

The accrued Bank Guarantee fee on a Bank Guarantee shall be payable on the first day of each successive period of three (3) Months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the date of issue of that Bank Guarantee. The accrued Bank Guarantee fee is also payable to the Agent on the cancelled amount of any Issuing Bank’s Commitment in its capacity as Lender at the time the cancellation is effective if that Commitment is cancelled in full and the Bank Guarantee is prepaid or repaid in full.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

14.1.1	In this Clause 14:

“Protected Party” means a Finance Party that is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.1.2	In this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

14.2.3

If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4

The Borrower is not required to make an increased payment to a Lender under Clause 14.2.3 above for a Tax Deduction in respect of tax imposed on a payment of interest on a Loan, if on the date on which the payment falls due, the Borrower is able to demonstrate that the payment:

(a)	relates to a Tax referred to in Clause 14.3.2 (Tax indemnity); or

(b)	could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.7 below.

14.2.5

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7

The respective Finance Party and the Borrower shall, to the extent practicable, co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

14.3	Tax indemnity

14.3.1

The Borrower shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost that that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either case that Tax is imposed on or calculated by reference to the net income or profit (or similar calculation) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

14.3.3

A Protected Party making, or intending to make, a claim pursuant to Clause 14.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim following, which the Agent shall notify the Borrower.

14.3.4	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.3, notify the Agent.

14.4	Tax Credit

14.4.1	If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

14.4.2

If such a Tax Credit by reference to which a Finance Party has made a payment to the Borrower under Clause 14.4.1(a) above is subsequently disallowed or cancelled, the Borrower must reimburse any payment made under Clause 14.4.1(a) above to the relevant Finance Party.

14.4.3

If the Borrower makes a Tax Payment, a Finance Party will be under no obligation whatsoever to claim a Tax Credit if in the opinion of that Finance Party the making of such claim might have an adverse effect on its business, operations, property, condition or prospects (financial or otherwise). The Borrower shall bear any out of pocket costs reasonably incurred by a Finance Party in making such a claim.

14.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1

All consideration payable under a Finance Document by the Borrower to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

14.6.2

Where a Finance Document requires the Borrower to reimburse a Finance Party for any costs or expenses, the Borrower shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

14.7	FATCA Information

14.7.1	Subject to Clause 14.7.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

14.7.2

If a Party confirms to another Party pursuant to Clause 14.7.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

14.7.3

Clause 14.7.1(a) above shall not oblige any Finance Party to do anything, and Clause 14.7.1(c) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

14.7.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.7.5

If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(a)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(b)	the date a new US Tax Obligor accedes as a Borrower; or

(c)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

14.7.6	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 14.7.5 above to the relevant Borrower.

14.7.7

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 14.7.5 above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

14.7.8

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 14.7.5 or 14.7.7 above without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 14.7.5, 14.7.6 or 14.7.7 above.

14.8	FATCA Deduction

14.8.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

14.8.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

15.1.1

Subject to Clause 15.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any substantiated Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Effective Date.

15.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.1.3	“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

15.2	Increased cost claims

15.2.1

A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in 14.3.2 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(e)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Effective Date (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

15.3.2	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Indemnities to the Finance Parties

The Borrower shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

16.1.1	the occurrence of any Event of Default;

16.1.2	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

16.1.3

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

16.1.4	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.

16.2	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

16.2.1	investigating any event which it reasonably believes is a Default;

16.2.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

16.2.3	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

17.1.1

Each Finance Party shall, in consultation with and the agreement of the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities), Clause 15.1 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall, following satisfaction of all conditions of Utilisation, promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

18.1.1	this Agreement and any other documents referred to in this Agreement; and

18.1.2	any other Finance Documents executed after the Effective Date.

18.2	Amendment costs

If the Borrower requests an amendment, waiver or consent the Borrower shall, within five (5) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Borrower shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

19.1	General

19.1.1	The Borrower makes the representations and warranties set out in this Clause 19 to each Finance Party on the Effective Date.

19.1.2	The Borrower acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.

19.2	Status

19.2.1	The Borrower:

(a)	is duly incorporated and validly existing under the laws of the Federal Republic of Germany as limited liability company; and

(b)	the place from which it is administered and where all managerial decisions are taken (tatsächlicher Verwaltungssitz) is located within the Federal Republic of Germany.

19.2.2	The Borrower has the power to own its assets.

19.2.3	The Borrower has all material Authorisations necessary to carry on its business as it is being conducted, except as would not have a Material Adverse Effect.

19.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium or other laws of general application from time to time in effect relating to or affecting the creditors’ rights and remedies generally.

19.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

19.4.1	any law or regulation applicable to it;

19.4.2	its or any of its Subsidiaries’ constitutional documents; or

19.4.3

any material agreement or material instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets (other than any such agreements, instruments or assets that form part of or are related to the facilities agreements being paid out and discharged by virtue of the Refinancing);

where, in respect of Clause 19.4.1 above or Clause 19.4.2 above, such non-performance or conflict might reasonably be expected to have a Material Adverse Effect.

19.5	Power and authority

It has the corporate power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.6	Validity and admissibility in evidence

All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect.

19.7	Deduction of Tax

As at the date hereof, it is not required under the law of its jurisdiction of incorporation or establishment, any jurisdiction in which it carries on business or any jurisdiction in which it is tax resident to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No default

19.8.1	No Event of Default is continuing or would be expected to result from the making of any Utilisation.

19.8.2

No other event or circumstance is outstanding which constitutes a default (howsoever defined) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject would have a Material Adverse Effect.

19.9	No misleading information

19.9.1

Any factual information provided by the Borrower for the purposes of any Permitted Transaction was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

19.9.2	All financial projections contained in the Financial Model were prepared or made in good faith and on the basis of assumptions believed by the Borrower to be reasonable.

19.9.3

So far as it is aware after reasonable enquiries, all other written information provided by the Borrower to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and, in light of the circumstances at the time or as at the date (if any) at which it is stated, except as may be superseded by subsequent written information provided to such Finance Party, is not misleading in any material respect.

19.10	Financial statements

Its most recent financial statements (delivered in accordance with Clause 20.1 (Financial statements) fairly and truly represent its financial condition and operations during the relevant financial year in all material respects.

19.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.12	No proceedings pending

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started against it or any of its Subsidiaries.

19.13	Insurances

It maintains the Insurances on and in relation to its business and assets with reputable underwriters or insurance companies and such insurance is in full effect.

19.14	Good title to assets

It and each of its Subsidiaries has good and valid title to, or valid leases or licences of, the assets reasonably necessary to carry on its business in all material respects as presently conducted.

19.15	Environmental compliance

19.15.1	It and each of its Subsidiaries has obtained all requisite Environmental Licences required for the carrying on of its business as currently conducted and has at all times complied with:

(a)	all applicable Environmental Laws; and

(b)	the terms and conditions of such Environmental Licences,

where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.16	Environmental Claims

No Environmental Claim which, if determined against it or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started against it or any of its Subsidiaries.

19.17	Taxation

19.17.1

It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets or, as the case may be, upon such Subsidiary or the assets of such Subsidiary within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) payment can be lawfully withheld) and to the extent that any Taxes are not due and payable, the Borrower has provided adequate reserves for the payment of those Taxes in accordance with GAAP.

19.17.2	It and each of its Subsidiaries is not materially overdue in the filing of any Tax returns.

19.17.3	No claims are being or are reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes which might reasonably be expected to have a Material Adverse Effect.

19.18	Indebtedness

The Borrower has no any Financial Indebtedness other than Permitted Indebtedness.

19.19	No Security

Save for any Permitted Encumbrances, no Security exists over any of the assets of the ZSG Group.

19.20	Consents etc. relating to any Permitted Transaction

All material Authorisations which are required to be obtained under any applicable law or regulation for the consummation of each Permitted Transaction (including approval from shareholders, third parties and all applicable competition and anti-trust regulations authorities) have been obtained and are in full force and effect and all conditions of any such Authorisation have been complied with or will be complied with in all material respects.

19.21	Repetition

19.21.1

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Compliance Certificate and the date of each Utilisation Request.

19.21.2

Each Repeating Representations to be made after the Effective Date shall be made or deemed to be made by reference to the facts and circumstances existing at the date the Repeating Representations is made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

20.1.1

as soon as they become available, but in any event within ninety (90) days of the end of its financial years Mercer’s audited consolidated financial statements (including balance sheet, profit and loss statement, cash flow statement and related auditors’ report), according to US-GAAP;

20.1.2

as soon as they become available, but in any event within ninety (90) days of the end of its financial years the balance sheet, profit and loss statement, cash flow statement with respect to each of the members of the ZSG Group and SP Holding and, with respect to each of the members of the ZSG Group, the related auditors’ report for such financial year by a recognised firm of independent auditors licensed to practise in the Federal Republic of Germany, according to GAAP;

20.1.3

as soon as they become available, but in any event within ninety (90) days of the end of its financial years the audited consolidated balance sheet, consolidated profit and loss statement, consolidated cash flow statement and related auditors’ report for the ZSG Group for such financial year audited by a recognised firm of independent auditors licensed to practise in the Federal Republic of Germany, according to GAAP and reconciled to US GAAP;

20.1.4

as soon as they become available, but no later than forty-five (45) days after the end of each financial quarter year, the consolidated balance sheet, consolidated profit and loss statement and consolidated cash flow statement for the ZSG Group for such period, which will be in a form reasonably acceptable to the Lenders, according to US-GAAP;

20.1.5

thirty (30) days prior to the beginning of the relevant financial year, the budgeted consolidated balance sheet, the budgeted consolidated profit and loss statement and the budgeted consolidated cash flow statement including budgeted consolidated capital expenditure for the next following financial year for the ZSG Group according to US GAAP and supported by the updated Financial Model; and

20.1.6

any financial statements delivered in accordance with Clause 20.1.4 above and Clause 20.1.3 above shall be accompanied by the production report for the respective period, including, inter alia, actual production figures, operating cost figures, sales and sales price figures and the budgeted figures thereof.

20.2	Compliance Certificate

20.2.1

The Borrower shall supply to the Agent semi-annually beginning on 30 June 2015, with the set of financial statements then delivered pursuant to Clause 20.1.3 (Financial statements) and Clause 20.1.4 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.2.2	Each Compliance Certificate shall be signed by one director of the Borrower.

20.2.3

In case of a dispute between the Agent and the Borrower in respect to the data or computations set out in the Compliance Certificate the Agent may request an independent auditor to certify such data and calculations.

20.3	Requirements as to financial statements

20.3.1

Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition in all material respects as at the date as at which those financial statements were drawn up.

20.3.2

The Borrower will at the request of the Agent require and authorise its auditors to discuss with the Lenders matters reasonably related to or arising out of the annual audit of the Borrower by such auditors.

20.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

20.4.1	promptly, the details of any newly created Permitted Encumbrances of ZSG Group (save for the creation of any Security in accordance with paragraph (b) of the definition of Permitted Encumbrances);

20.4.2	promptly, upon the request of the Agent, a certified copy of any agreement with any other Subsidiary of the Ultimate Parent;

20.4.3	promptly, the details of any newly created Permitted Indebtedness of ZSG Group;

20.4.4

promptly upon becoming aware of it, the details of any tax field audit (Betriebsprüfung) which is current, threatened or pending against it which would, if adversely determined, have a Material Adverse Effect;

20.4.5

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which would, if adversely determined, have a Material Adverse Effect; and

20.4.6	promptly, the details of any change of its constitutional documents or any Transaction Document.

20.5	Notification of default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.6	Use of websites

20.6.1

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event SP Holding and the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by them.

20.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

20.6.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under Clause 20.6.3(a) above or Clause 20.6.3(e) above, all information to be provided by SP Holding and/or the Borrower under this Agreement after the date of that notice shall be supplied in paper form.

20.6.4

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

20.7	“Know your customer” checks

20.7.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;

(b)	any change in the status of the Borrower after the Effective Date; or

(c)

a proposed assignment or assignment and transfer by assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of Clause 20.7.1(c) above, any prospective New Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 20.7.1(c) above, on behalf of any prospective New Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.7.1(c) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.7.2

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.8	German Banking Act (Kreditwesengesetz)

Upon request of the Agent, the Borrower shall provide the Agent with all such further information about its financial and business affairs, as well as the financial and business affairs of any of its Subsidiaries, in each case to the extent necessary for any Lender to comply with its duties under section 18 of the German Banking Act (Kreditwesengesetz).

21.	FINANCIAL COVENANTS

21.1	Financial definitions

21.1.1	In this Clause 21:

“Calculation Date” means each 30 June and 31 December in each calendar year commencing with 30 June 2015;

“Current Assets” means, on any date, the aggregate of the current assets of the Borrower at such date;

“Current Liabilities” means, on any date, the aggregate of the current liabilities of the Borrower at such date;

“Current Ratio” means, on any date, the ratio, expressed as a percentage, of:

(a)	Current Assets

to

(b)	Current Liabilities.

“EBITDA” means the net profit of ZSG Group before deducting any negative or adding any positive extraordinary or unusual items according to US-GAAP,

(a)	plus the amount of taxes set against the net profits of ZSG Group in its relevant consolidated financial statements and (without double counting) any provision by ZSG Group for taxes,

(b)	plus any amortisation and depreciation stated in the relevant consolidated financial statements,

(c)	plus any interest expense as recorded in the profit and loss statement for the respective period,

(d)

plus any other non-cash charges set against the net profits of the Borrower in the relevant financial statements (including but not limited to non-cash exchange rate gains or losses, non-cash effluent charges).

“Interest Cover Ratio” means, for any period on any Calculation Date, the ratio, expressed as a percentage, of:

(a)	EBITDA for such period,

to

(b)	Interest Expense for such period;

“Interest Expense” means, for any period, the consolidated amount in EUR which will be necessary in order to pay in full all interest, premium and similar amounts (howsoever characterised and including (a) the interest element of capital leases, (b) interest on Subordinated Liabilities to the extent transferred to the Shareholder Distribution Account, (c) repayment and prepayment of Subordinated Liabilities to the extent transferred to the Shareholder Distribution Account minus all amounts retransferred from the Shareholder Distribution Account back to those operating accounts of the Borrower which are not restricted (d) discount and acceptance fees payable (or deducted), (e) fees payable in connection with the issue or maintenance of any bank guarantee, (f) periodical payments under the Hedging Agreement (but excluding non-cash interest attributable to the movement in its mark to market valuation in accordance with US-GAAP) and (g) commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness) accruing in respect of, this agreement and all other Financial Indebtedness of ZSG Group which have become due and payable during such period but excluding amortisation and write-offs of debt issue costs;

“Leverage Ratio” means the ratio of Net Debt to EBITDA;

“Net Debt” means, on any date, the excess of:

the sum of (without duplication):

the principal amount of Utilisations outstanding on such date;

the principal amount of other Financial Indebtedness (except exposure under the Hedging Agreement and liabilities from operating lease) of the ZSG Group outstanding on such date;

less

Unencumbered Cash at such date. For the avoidance of doubt, Subordinated Liabilities shall be excluded from Net Debt;

“Unencumbered Cash” means, at any date, the principal amount of freely available cash balances maintained by the ZSG Group in bank accounts maintained with financial institutions located in approved locations on such date (and, for the avoidance of doubt, a cash balance shall not be freely available if it is subject to any lien in favour of any third party (excluding, however, any such lien arising by way of set-off rights under mandatory principles of applicable law) and except for an amount standing to the credit of the Shareholder Distribution Account.

21.2	Leverage Ratio

The Borrower shall ensure that the Leverage Ratio in respect of any twelve (12) months period on any Calculation Date shall not exceed 2.50:1.

21.3	Interest Cover Ratio

The Borrower shall ensure that the Interest Cover Ratio in respect of each twelve (12) months period on any Calculation Date shall equal or exceed 1.20:1.

21.4	Current Ratio

The Borrower shall ensure that the Current Ratio on any Calculation Date shall equal or exceed 110 per cent.

21.5	Calculations

It is agreed that all Financial Covenants have to be calculated on the basis of consolidated financial figures according to US-GAAP and on the basis of consolidated Financial Statements supplied in accordance with Clause 21.1 and on a rolling 12 months basis.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

The Borrower shall promptly:

22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Insurance

22.3.1	The Borrower shall at all times effect and maintain the Insurances on and in relation to its business and assets with reputable underwriters or insurance companies.

22.3.2	The Borrower shall pay all premiums and do all other things necessary to keep on foot the insurances required to be effected and maintained by it pursuant to Clause 22.3.1 above.

22.4	Transactions with third parties

The Borrower shall and shall ensure that each member of the ZSG Group will conclude any transaction with a third party, irrespective of whether or not it is a Subsidiary of the Ultimate Parent, only on terms reasonably no less favourable to it than those that could reasonably be obtainable by it on an arm’s length basis. It will further waive any Financial Indebtedness owed by any person to it only for valuable market consideration.

22.5	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.6	Environmental compliance

The Borrower shall and shall procure that each member of the ZSG Group will obtain and maintain all requisite Environmental Licences and comply with:

(a)	all applicable Environmental Laws; or

(b)	the terms and conditions of all Environmental Licences applicable to it,

and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

22.7	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon its becoming aware of:

22.7.1	any Environmental Claim which has been commenced or threatened against a member of ZSG Group; or

22.7.2	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against a member of ZSG Group,

where the claim, if determined against a member of ZSG Group, would be expected to have a Material Adverse Effect.

22.8	Taxation

22.8.1

The Borrower shall (and shall procure that each member of the ZSG Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

22.8.2	The Borrower shall not be materially overdue in the filing of any Tax returns.

22.9	Refinancing

The Borrower will procure that all acts and things (including the execution of powers of attorney, assignments or other instruments) as are reasonably required to give effect to the purposes of the Refinancing are, or will promptly be, done (and do nothing to jeopardise the same).

22.10	Capitalisation

The Borrower shall ensure that, at all times after the Effective Date, it and each of its Subsidiaries have sufficient equity to be and remain in compliance with all thin capitalisation rules applicable to it and them.

22.11	Negative pledge

The Borrower shall not (and shall procure that no other member of the ZSG Group will) create or permit to subsist any Security over all or any of its assets other than Permitted Encumbrances.

22.12	Disposals

22.12.1

Except as permitted under Clause 22.12.2, the Borrower shall not (and shall procure that no other member of the ZSG Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, including any material investment (Beteiligungen) or divisions (Betriebsteile).

22.12.2	Clause 22.12.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of business of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	of assets that are worn out, obsolete or redundant;

(d)	which is a Permitted Transaction;

(e)	to which the Majority Lenders have given their prior written consent; or

(f)

where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under Clause 22.12.2(a), Clause 22.12.2(b) and Clause 22.12.2(c) above) does not exceed EUR 15,000,000 (or its equivalent in another currency or currencies) in any financial year.

22.13	Financial Indebtedness

The Borrower shall not (and shall procure that no other member of the ZSG Group will) incur, create or permit to subsist or have outstanding, and any Financial Indebtedness or enters into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in each case, Permitted Indebtedness.

22.14	Treasury Transactions

22.14.1	The Borrower shall not (and shall procure that no other member of the ZSG Group will) enter into any Treasury Transaction, other than the hedging transaction and documented by the Hedging Agreement.

22.14.2

The Borrower shall ensure that the Hedging Agreement is not terminated, varied or cancelled without the prior consent of the Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Agreement) as permitted by the Security Pooling Agreement.

22.15	Merger; agreement on profit

The Borrower shall not enter into:

22.15.1	any amalgamation, demerger, merger, consolidation or corporate reconstruction or any transaction with the commercial effect of the foregoing; or

22.15.2

any profit and loss transfer agreement (Ergebnisabführungsvertrag) (other than the existing profit and loss agreements between the Borrower and ZSG Holz and ZSG Transport, respectively), any partnership agreements (stille Beteiligungen), any other intercompany agreement (Unternehmensvertrag) or any similar arrangement having as a consequence that a third party shares in the Borrower’s profits, in each case other than:

(a)	a Permitted Transaction;

(b)	with the prior written consent of the Majority Lenders.

22.16	Major investment

The Borrower shall not (and shall procure that no other member of the ZSG Group will) without the prior written consent of the Agent acquire any assets (separately or in a series of related acquisitions):

22.16.1	the aggregate value of which exceeds EUR 20,000,000; and

22.16.2	that the funding of which is fully or partially provided for by the proceeds of a Loan.

22.17	Joint Ventures

22.17.1	Except as permitted under Clause 22.17.2 below, the Borrower shall not (and shall procure that no other member of the ZSG Group will):

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture having a value in excess of EUR 1,000,000; or

(b)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

22.17.2

Clause 22.17.1 above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Transaction.

22.18	Change of business

The Borrower shall not (and shall procure that no other member of the ZSG Group will), make any substantial change to the general nature of its business from that carried on at the Effective Date.

22.19	Share capital

The Borrower shall not (and shall procure that no other member of the ZSG Group will) without the prior consent of the Majority Lenders:

22.19.1	redeem, purchase, return or make any repayment in respect of any of its share capital or make any capital distribution or enter into any agreement to do so; or

22.19.2

issue any shares or grant any person any right (whether conditional or unconditional) to call for the issue or allotment of any of its shares (including an option or a right of pre-emption or conversion) or enter into any agreement to do any of the foregoing, in each case, other than in accordance with the terms hereof (including Clause 22.18 (Subordinated Liabilities)) and the terms of the Shareholders’ Undertaking Agreement.

22.20	Dividends and withdrawals

The Borrower shall not pay dividends and any other returns to any of its investors (including in relation to any debt instruments) other than in accordance with the terms hereof and the terms of the Shareholders’ Undertaking Agreement.

22.21	Subordinated Liabilities

The Borrower shall not pay any funds into the Shareholder Distribution Account on account of interest on Shareholder Loans, except in compliance with Section 1.5.3 hereof.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

23.1.1	its failure to pay is caused by administrative or technical error; and

23.1.2	payment is made within ten (10) Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Provision of Security

The Condition Precedent for the legal validity and effectiveness of and as defined in each of the Security Documents has not been fulfilled within five (5) Business Days of the Effective Date.

23.4	Other obligations

23.4.1	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

23.4.2	The Borrower does not comply with any provision of any Security Document.

23.4.3	No Event of Default under Clause 23.4.1 above and Clause 23.4.2 above will occur if:

(a)	the Agent considers that the relevant non-compliance is capable of remedy; and

(b)

the relevant non-compliance is remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the date on which the Borrower became aware or ought reasonably to have become aware of such non-compliance.

23.5	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.6	Cross default

23.6.1	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

23.6.2	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.6.3	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

23.6.4

Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

23.6.5

No Event of Default will occur under this Clause 23.6 if: (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clause 23.6.1 above to Clause 23.6.4 above is less than EUR 10,000,000 (or its equivalent in any other currency or currencies) at any one time; or (ii) any event or circumstance that would otherwise give rise to, or cause an Event of Default to occur, under Clause 23.6.1 to 23.6.4 above is disputed in good faith by the Borrower affected thereby by way of appropriate proceedings.

23.7	Insolvency

If the Borrower:

23.7.1	is unable to pay its debts as they fall due (Zahlungsunfähigkeit);

23.7.2

commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in sections 17 to 19 of the German Insolvency Act (InsO);

23.7.3	files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors or management of the Borrower is required by law to file for insolvency; or

23.7.4

the competent court takes any of the actions set out in section 21 of the German Insolvency Act (InsO) or the competent court institutes insolvency proceedings against the Borrower (Eröffnung des Insolvenzverfahrens).

23.8	Insolvency and similar proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

23.8.1

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

23.8.2

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets (including the directors of the Borrower requesting a person to appoint any such officer in relation to it or any of its assets); or

23.8.3	enforcement of any Security over any assets of the Borrower which is not discharged within thirty (30) days,

or any analogous procedure or step is taken in any jurisdiction.

23.9	Execution or distress

Any execution (Zwangsvollstreckung) or distress (Beschlagnahme) (or any event which under the laws of any other jurisdiction that has a similar effect) is levied against, or an encumbrancer takes possession of the whole, or any material part, of the assets of the Borrower is not discharged within thirty (30) days.

23.10	Shareholders’ Undertaking Agreement

23.10.1	The Ultimate Parent or SP Holding fails to comply with the provisions of, or does not perform its respective obligations under, the Shareholders’ Undertaking Agreement.

23.10.2	No Event of Default will occur under this Clause 23.10 if

(a)	the Agent considers that the relevant non-compliance or non-performance is capable of remedy; and

(b)

the relevant non-compliance or non-performance is remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Ultimate Parent or SP Holding, as the case may be, and (ii) the date on which the Ultimate Parent or SP Holding, as the case may be, became aware or ought reasonably to have become aware of such non-compliance or non-performance.

23.10.3

A representation or warranty given by the Ultimate Parent or SP Holding in the Shareholders’ Undertaking Agreement is incorrect in any material respect and, if the non-compliance or circumstances giving rise to such misrepresentation are capable of remedy, it is not remedied within thirty (30) days of the earlier of the Agent giving notice to the Ultimate Parent or the Ultimate Parent becoming aware of the non-compliance or misrepresentation.

23.11	Cessation of business

The Ultimate Parent suspends or ceases to carry on all or a material part of its business except as a result of a disposal which is a Permitted Transaction.

23.12	Audit qualification

Any of the auditors qualify their opinion with respect to any of the financial statements audited by them and delivered under Clause 20.1 (Financial statements).

23.13	Expropriation

The authority or ability of the Borrower to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower.

23.14	Repudiation and rescission of agreements

23.14.1

the Borrower (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

23.14.2

Any party to the Transaction Documents (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect.

23.15	Litigation

Any litigation, alternative dispute resolution, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against a member of the ZSG Group which has or would have a Material Adverse Effect.

23.16	Change of Control

A Change of Control occurs.

23.17	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Transaction Documents.

23.18	Environmental matters

23.18.1	Any Environmental Contamination is discovered on any site owned, leased, occupied or used by a member of the ZSG Group which might reasonably be expected to have a Material Adverse Effect.

23.18.2

A member of the ZSG Group fails to comply with any Environmental Law or any Environmental Licence or an Environmental Claim is made against a member of the ZSG Group and as a result a Material Adverse Effect occurs.

23.19	Material Adverse Effect

Any situation or event occurs or series of events occur which has a Material Adverse Effect.

23.20	Acceleration

At any time after the occurrence of (i) an Event of Default set out in Clause 23.1 (Non-payment), Clause 23.2 (Financial covenants), Clause 23.7 (Insolvency), Clause 23.8 (Insolvency and similar proceedings), Clause 23.9 (Execution or distress) in relation to the Borrower and Clause 23.17 (Unlawfulness) or (ii) any other Event of Default and at any time thereafter while such Event of Default is continuing and either the Agent, or as the case may be, the Majority Lenders has or have determined in its or their reasonable opinion taking into account the enforcement value of any guarantee and Security, that due to said Event of Default the ability of the Borrower to perform any of its obligations under the Finance Documents has been materially impaired and/or the Agent or the Majority Lenders have given consideration to the reasonable concerns of the Borrower and to avoid such notice, the Agent may, and will if so directed by the Majority Lenders, by written notice to the Borrower do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

23.20.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

23.20.2

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

23.20.3	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

23.20.4	require the Borrower to:

(a)	procure that the liabilities of each of the Lenders and any Issuing Bank under or in connection with each Bank Guarantee are promptly reduced to zero; or

(b)	provide cash collateral for each Bank Guarantee in an amount specified by the Agent and in the currency of that Bank Guarantee, whereupon the Borrower will do so; and/or

(c)	exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents.

23.21	Demand basis

If all or part of the Loans and/or the Bank Guarantees have become due and payable on demand pursuant to Clause 23.20 (Acceleration), the Agent, if so instructed by the Majority Lenders, shall by notice to the Borrower call for repayment and discharge of all or such part of the Loans and/or the Bank Guarantees on such date as may be specified in such notice whereupon all or such part of the Loans and/or the Bank Guarantees shall become due and payable and/or, as appropriate, due for discharge on the date so specified together with all interest, ancillary and other fees and commitment commission accrued and all other sums payable under the Finance Documents.

SECTION 8

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and assignments and transfers by assumption of contract (Vertragsübernahme) by the Lenders

24.1.1	Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations under any Finance Document,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that no such assignment or assignment and transfer by assumption of contract (Vertragsübernahme) shall be permitted to any person that competes with or operates in a business reasonably similar to that of the Borrower.

24.1.2

Subject to Clause 24.2 (Conditions of assignment and assignment and transfer by assumption of contract (Vertragsübernahme)), each Party hereby gives its consent in advance to any assignment and assignment and transfer by assumption of contract (Vertragsübernahme) as referred to in Clause 24.1.1 above. Receipt of an Assignment and Assumption Certificate by the Agent shall constitute notice of the assignment and assignment and transfer by assumption of contract (Vertragsübernahme) and each Party irrevocably authorises (bevollmächtigt) and instructs the Agent to receive each such notice on its behalf and irrevocably agrees that each such notice to be given to such party may be given to the Agent.

24.1.3

For the purposes of this Clause 24.1 each Finance Party, which is incorporated or established under the laws of the Federal Republic of Germany hereby releases the Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

24.2	Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

The consultation with the Borrower is required for an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) by an Existing Lender, unless the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) is to another Lender or an Affiliate of a Lender.

24.2.1	An assignment will only be effective on:

(a)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(b)

performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.2

An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 24.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

24.2.3	If:

(a)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

24.3	Assignment or assignment and transfer by assumption of contract (Vertragsübernahme) fee

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 2,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the nonperformance by the Borrower of its obligations under the Finance Documents or otherwise.

24.5	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)

24.5.1

Subject to the conditions set out in Clause 24.2 (Conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) a assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with Clause 24.5.3 below when the Agent executes an otherwise duly completed Assignment and Assumption Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment and Assumption Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment and Assumption Certificate.

24.5.2

Each Party (other than the Existing Lender and the New Lender) irrevocably authorises (bevollmächtigt) the Agent to execute and thereby ratify on its behalf any duly completed Assignment and Assumption Certificate.

24.5.3

The Agent shall only be obliged to execute an Assignment and Assumption Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment and transfer by assumption of contract (Vertragsübernahme) to such New Lender.

24.5.4	On the Transfer Date:

(a)

to the extent that in the Assignment and Assumption Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)

the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

24.5.5

For the purposes of this Clause 24.5 each Party which is incorporated or established under the laws of the Federal Republic of Germany hereby releases the Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Party. A Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

24.6	Copy of Assignment and Assumption Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed an Assignment and Assumption Certificate, send to the Borrower a copy of that Assignment and Assumption Certificate.

25.	CONFIDENTIALITY

Any Lender may disclose to (i) any of its Affiliates and (ii) any other person, provided that it first obtains a customary non-disclosure agreement (a copy of which shall be provided to the Borrower) (and in each case to any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives):

25.1.1

to (or through) whom that Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by assumption of contract (Vertragsübernahme)) all or any of its rights and obligations under this Agreement;

25.1.2

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

25.1.3

appointed by any Finance Party or by a person to whom Clause 25.1.1 or 25.1.2 above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 27.13.3 (Relationship with the Lenders));

25.1.4	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 25.1.1 or 25.1.2 above;

25.1.5

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

25.1.6	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

25.1.7	who is a Party; or

25.1.8	with the consent of the Borrower, any information about the Borrower and the Transaction Documents as that Lender shall consider appropriate.

26.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or assign and transfer by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE ARRANGER, ANY ISSUING BANK AND OTHERS

27.1	Appointment of the Agent

27.1.1	Each of the Arranger, the Lenders and any Issuing Bank appoints the Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

27.1.2

Each of the Arranger, the Lenders and any Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.1.3

Each of the Arranger, the Lenders and any Issuing Bank hereby relieves the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

27.2	Duties of the Agent

27.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2	Subject to Clause 27.2.3 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.3	Without prejudice to Clause 24.6 (Copy of Assignment and Assumption Certificate to the Borrower), Clause 27.2.2 above shall not apply to any Assignment and Assumption Certificate.

27.2.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.5

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

27.2.6

If the Agent is aware of the non payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

27.2.7	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.2.8	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

27.4.1

Nothing in any Finance Document constitutes the Agent, the Arranger and/or any Issuing Bank as a trustee (Treuhänder) of any other person. Neither the Agent nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

27.4.2	None of the Agent, the Arranger or any Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Rights and discretions

27.5.1	The Agent and any Issuing Bank may rely on:

(a)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing.

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

27.5.2	The Agent may assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked.

27.5.3	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by SP Holding (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.

27.5.4	The Agent may engage, pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

27.5.5

Without prejudice to the generality of Clause 27.5.3 above or Clause 27.5.5 below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

27.5.6

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

27.5.7	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

27.5.8	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

27.5.9

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or any Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.5.10

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.6	Majority Lenders’ instructions

27.6.1

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with an instruction of the Majority Lenders.

27.6.2

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

27.6.3

Save in the case of decisions stipulated to be a matter for any other Lender or the Majority Lender under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all the Finance Parties other than the Security Agent.

27.6.4

The Agent may refrain from acting in accordance with any instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

27.6.5	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

27.6.6

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 27.6.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of Transaction Security or the Security Documents.

27.7	Responsibility for documentation

None of the Agent, the Arranger or any Issuing Bank is responsible for:

27.7.1

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, any Issuing Bank, the Borrower or any other person in or in connection with any Transaction Document or information memorandum or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

27.7.2

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; or

27.7.3

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.8	No duty to monitor

The Agent shall not be bound to enquire:

27.8.1	whether or not any Default has occurred;

27.8.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

27.8.3	whether any other event specified in any Finance Document has occurred.

27.9	Exclusion of liability

27.9.1

Without limiting Clause 27.9.2 below (and without prejudice to any other provision of any Transaction Document excluding or limiting the liability of the Agent), none of the Agent, the Arranger or any Issuing Bank will be liable for:

(a)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct;

(b)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document, other than by reason of its gross negligence or wilful misconduct; or

(c)

without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

27.9.2

No Party (other than the Agent, the Arranger or any Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Arranger or any Issuing Bank, in respect of any claim it might have against the Agent, the Arranger or any Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document and any officer, employee or agent of the Agent, the Arranger or any Issuing Bank may rely on this Clause pursuant to section 328 para. 1 German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

27.9.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.9.5

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five (5) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

27.11	Resignation of the Agent

27.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

27.11.2

Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

27.11.3

If the Majority Lenders have not appointed a successor Agent in accordance with Clause 27.11.2 above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

27.11.4

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 27.11.3 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27.11.4 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

27.11.5

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within five Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

27.11.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

27.11.7

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under 27.11.5 above) but shall remain entitled to the benefit of Clause 16.2 (Indemnity to the Agent) and this Clause 27.11 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.11.8

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 27.11.2 above. In this event, the Agent shall resign in accordance with Clause 27.11.2 above.

27.11.9

The Agent shall resign in accordance with Clause 27.11.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 27.11.3 above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)

the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.12	Confidentiality

27.12.1

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.12.3

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders

27.13.1

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.13.2

Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.13.3

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders and an Issuing Bank

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Transaction Document, each Lender and any Issuing Bank confirms to the Agent, the Arranger or the respective Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

27.14.1	the financial condition, status and nature of the Borrower;

27.14.2

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, any Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

27.14.3

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document or the transactions contemplated by any Transaction Document, any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

27.14.4

the adequacy, accuracy and/or completeness of any information memorandum, and any other information provided by the Agent any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Agent’s management time

Any amount payable to the Agent under Clause 16.2.1 (Indemnity to the Agent) (provided that it is evidenced that a Event of Default pursuant to Clause 23.1 (Non-payment) has occured) and Clause 18.3 (Costs and expenses) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.18	Security Agent as creditor - parallel debt

27.18.1

Each of the Parties agrees, and the Borrower acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) (the “Acknowledgement”), that each and every obligation of the Borrower (and any of its successors pursuant to this Agreement) under this Agreement and the other Finance Documents shall also be owing in full to the Security Agent (and each of the latter’s successors under this Agreement), and that accordingly the Security Agent will have its own independent right to demand performance by the Borrower of those obligations. The Security Agent undertakes towards the Borrower that in case of any discharge of any such obligation owing to one of the Security Agent or a Finance Party, it will, to the same extent, not make a claim against the Borrower under the Acknowledgement at any time, provided that any such claims can be made against the Borrower if such discharge is made by virtue of any set off, counterclaim or similar defence invoked by the Borrower vis-à-vis the Security Agent.

27.18.2

Without limiting or affecting the Security Agent’s rights against the Borrower (whether under this Clause 27.18 or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights under the Acknowledgement with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the relevant Security Document or any other Finance Document (or to do any act reasonably incidental to the foregoing).

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

28.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

29.1.1	the Recovering Finance Party shall, within five (5) Business Days, notify details of the receipt or recovery to the Agent;

29.1.2

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

29.1.3

the Recovering Finance Party shall, within five (5) Business Days of demand by the Agent, pay to the Agent an amount (the “Redistribution”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Redistribution as if it were a payment by the Borrower concerned under Clause 30 (Payment mechanics) and shall pay the Redistribution to the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

After payment of the full Redistribution, the Recovering Finance Party will be subrogated to the portion of the claims paid under Clause 29.2 (Redistribution of payments) by each Finance Party (other than the Recovering Finance Party) assigning (abtreten) to the Recovering Finance Party that part of its own corresponding claim hereunder which is allocable to its portion of the Redistribution, and subsequently to such assignments being effected the Borrower will owe the Recovering Finance Party a debt which is equal to the Redistribution, immediately payable and of the type originally discharged.

29.4	Reversal of redistribution

If under Clause 29.2 (Redistribution of payments):

29.4.1	a Recovering Finance Party must subsequently return a Recovery, or an amount measured by reference to a Recovery, to the Borrower; and

29.4.2	the Recovering Finance Party has paid a Redistribution in relation to that Recovery,

each Finance Party shall, within three (3) Business Days of demand by the Recovering Finance Party through the Agent, reimburse the Recovering Finance Party all or the appropriate portion of the Redistribution paid to that Finance Party. Thereupon the subrogation in Clause 29.2 (Redistribution of payments) will operate in reverse to the extent of the reimbursement (including the reversals of the assignments contemplated therein).

29.5	Exceptions

29.5.1	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

29.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

30.1.1

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to the Borrower) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

30.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

30.4.1

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.4.2

Unless 30.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.4.3

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(b)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

30.5.1

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clause 30.5.1(b) above to Clause 30.5.1(d) above.

30.5.3	Clause 30.5.1 above and Clause 30.5.2 above will override any appropriation made by the Borrower.

30.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

30.7	Business Days

30.7.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

30.8.1	Subject to Clause 30.8.2 below and to Clause 30.8.5 below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

30.8.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

30.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.8.5	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 German Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or unencrypted email.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1	in the case of the Borrower, that identified with its name below;

32.2.2	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

32.2.3	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

32.3.1	Unless otherwise specifically provided, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

32.3.3	All notices from or to the Borrower shall be sent through the Agent.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

32.5.1

Unless otherwise specifically provided, any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

32.5.2

Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

32.6.1	Any notice given under or in connection with any Finance Document must be in English.

32.6.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)

if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail in all events unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

33.2	Certificates and Determinations

33.2.1	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.2.2

The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

33.2.3

The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or gross negligence or fraud can be shown.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Written form

Changes to and amendments of this Agreement including this Clause 36.1 must be made in writing.

36.2	Required consents

36.2.1

Subject to Clause 36.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

36.2.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.3	Exceptions

36.3.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)

an increase in or an extension of any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(e)	the release of any Security;

(f)	any provision which expressly requires the consent of all the Lenders; or

(g)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 36;

shall not be made without the prior consent of all the Lenders.

36.3.2

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or any Issuing Bank may not be effected without the consent of the Agent, the Arranger or the respective Issuing Bank.

36.3.3

Notwithstanding Clause 36.3.1 above and Clause 36.3.2 above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

36.3.4

For the purposes of this Clause 36.3 each Party, which is incorporated or established under the laws of the Federal Republic of Germany, hereby releases the Agent from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Party. A Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

37.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

37.1

The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

37.2

If the Parties to this Agreement choose to conclude this Agreement pursuant to Clause 37.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance Deutschland LLP, Mainzer Landstrasse 46, 60325 Frankfurt am Main, Germany attention to Julia Krystofiak or Tobias Spahn (each a “Recipient”). The Agreement will be considered concluded once (i) one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) (ii) the respective Party has confirmed by email to the Recipients that its signature page shall be released to the other Parties and (iii) at the time of the receipt of the last outstanding signature page(s) and the respective release confirmation by such one Recipient.

37.3

For the purposes of this Clause 37 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

38.	STATUTE OF LIMITATIONS (VERJÄHRUNG)

Any claim for payment arising under this Agreement shall become time barred (verjährt) five (5) years after its coming into existence.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the laws of the Federal Republic of Germany.

40.	JURISDICTION

40.1

The courts of Munich, Federal Republic of Germany, have exclusive jurisdiction to settle any dispute arising out of, or in connection with, any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a “Dispute”).

40.2	The Parties agree that the courts of Munich, Federal Republic of Germany, are the most appropriate and convenient courts to settle Disputes and accordingly no Party will dispute to the contrary.

40.3

This Clause 40.3 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Borrower

1.1

A copy of the constitutional documents of the Borrower in the form required by the Agent, including an up-to-date officially certified or electronic commercial register extract (beglaubigter oder elektronischer Handelsregisterauszug) and the articles of association (Satzung).

1.2	A copy of a resolution of the shareholders of the Borrower:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.	Finance Documents

2.1	Each of the following documents duly executed by all the parties thereto:

2.1.1	this Agreement;

2.1.2	each Fee Letter;

2.1.3	each Security Document;

2.1.4	the Security Pooling Agreement;

2.1.5	the Shareholders’ Undertaking Agreement; and

2.1.6	any other document agreed to be a “Finance Document” by both the Agent and the Borrower.

3.	Transaction Documents

Each of the Shareholder Loan Agreements duly executed by all the parties thereto certified to be a true copy by a director of the Borrower. The maturity date of each Shareholder Loan Agreement is not earlier than the Termination Date.

4.	Accounts

Delivery of the annual audited accounts in respect of the Borrower, SP Holding and the Ultimate Parent for the period ending 31 December 2013.

5.	Refinancing

5.1	The maturity date of the notes issued in connection with Note Issue is not earlier than the Termination Date.

5.2	Delivery of a copy of each Refinancing Document.

6.	Legal opinions

Legal opinions addressed to the Original Lenders:

6.1	from Sangra Moller LLP in respect of the Ultimate Parent:

6.1.1	its due incorporation, its valid existence, its ability to assume rights and liabilities and be sued in its own name and the power to own its assets and carry on its business as it is being conducted;

6.1.2

the due capacity of (including the power to enter into, perform and take all necessary action to authorise its entry into and performance of, the Shareholder Loan Agreement to which it is a party and the Shareholders’ Undertaking Agreement and the transactions contemplated by those Transaction Documents) and the due execution by the Ultimate Parent in relation to each of the Shareholder Loan Agreement to which it is a party and the Shareholders’ Undertaking Agreement;

6.1.3

the choice of the laws of the Federal Republic of Germany to govern the Shareholder Loan Agreement to which it is a party and the Shareholders’ Undertaking Agreement being upheld by the relevant state and federal courts; and

6.1.4

recognition and acceptance of final and conclusive judgment against it from any court in the Federal Republic of Germany by the relevant state and federal courts without re-trial or examination of the merits of the case;

6.2	from the Borrowers’ legal adviser in respect of the Borrower:

6.2.1

its due incorporation, its valid existence, its ability to assume rights and liabilities and be sued in its own name and the power to own its assets and carry on its business as it is being conducted; and

6.2.2

the due capacity of (including the power to enter into, perform and take all necessary action to authorise its entry into and performance of the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents;

6.3	from Clifford Chance Deutschland LLP in respect of the legality, validity and binding effect of the Finance Documents.

7.	Other documents and evidence

7.1

A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

7.2	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

7.3	A solvency certificate given by the directors of the Borrower.

7.4	A certificate from the Borrower, signed by two of its directors:

7.4.1	evidencing that there has been no material adverse change in the financial condition of the Borrower since 30 June 2014;

7.4.2	confirming compliance with all representations and warranties to be given by the Borrower; and

7.4.3	confirming that no Default or Event of Default has occurred and is continuing.

7.5	Provision by the Borrower of all information necessary to comply with any money laundering regulations.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Zellstoff Stendal GmbH – EUR 75,000,000 Revolving Credit Facility Agreement dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to [borrow a Loan]/[request the issue of a Bank Guarantee] on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Amount:	[—] or, if less, the Available Facility

Interest Period:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for	authorised signatory for
[name of Borrower]	[name of Borrower]

SCHEDULE 4

FORM OF ASSIGNMENT AND ASSUMPTION CERTIFICATE

To:	UniCredit Bank AG as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Zellstoff Stendal GmbH – EUR 75,000,000 Revolving Credit Facility Agreement dated [—] (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment and Assumption Certificate. Terms defined in the Agreement have the same meaning in this Assignment and Assumption Certificate unless given a different meaning in this Assignment and Assumption Certificate.

2.	We refer to Clause 24.5 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)):

(a)

the Existing Lender assigns to the New Lender all the rights of the Existing Lender under the Finance Documents (including the Security Pooling Agreement and the Shareholders Undertaking Agreement) which correspond to that portion of the Existing Lender’s Commitments under the Agreement specified in the Schedule;

(b)	the New Lender assumes all the obligations of the Existing Lender which correspond to the rights assigned under paragraph (a) above;

(c)	the Existing Lender is released from those obligations; and

(d)	on the Transfer Date, the New Lender shall become a Party as a Lender.

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

4.	The proposed Transfer Date is [—].

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.3 (Limitation of responsibility of Existing Lenders).

6.

The New Lender confirms (i) that it becomes a party to the Security Pooling Agreement and the Shareholders Undertaking Agreement by virtue of the assignment and assumption hereunder and (ii) that it is bound by, and entitled to all benefits arising from, the provisions of such agreements as if it had been an original party to such agreements.

7.

This Assignment and Assumption Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment and Assumption Certificate.

8.	This Assignment and Assumption Certificate is governed by German law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Assignment and Assumption Certificate is accepted by the Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	UniCredit Bank AG as Agent

From:	[The Borrower]

Dated:

Dear Sirs

Zellstoff Stendal GmbH – EUR 75,000,000 Revolving Credit Facility Agreement dated [—] (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that each financial covenant referred to in Clause 21 (Financial covenants) is as set out in the table below:

Financial covenant	Actual ratio
Leverage ratio	[—]
Interest Cover Ratio	[—]
Current Ratio	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Compliance Certificate.

4.	[We confirm that no Default is continuing.]*

Signed:
	Director of [Borrower]	Director of [Borrower]

in its capacity as Borrower

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

TIMETABLES

	First Utilisation in EUR	Any subsequent Utilisations in EUR
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request for Loans)	U – 2 12 a.m.	U – 5 9.30 a.m.

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Bank Guarantees)	N.A.	U – 5 9.30 a.m.

Agent determines (in relation to a Utilisation) the amount of the Loan, if required under Clause 5.5 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.5 (Lender’s participation)

	U -2 [—]	U – 3 Noon

Agent notifies any Issuing Bank and each Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee in accordance with Clause 6.5.3 (Issue of Bank Guarantees)	N.A.	U – 3 Noon

Delivery of a duly completed Renewal Request (Clause 6.6.1 (Renewal of a Bank Guarantee)	N.A.	U – 3 9.30 a.m.

EURIBOR is fixed	Q as of [—]	Q as of 11:00 a.m.

U = date of Utilisation

Q = Quotation Date

U - X = X Business Days prior to the Utilisation Date

SCHEDULE 10

FORM OF INTEREST PAYMENT NOTICE

To:	UniCredit Bank AG as Agent

From:	[The Borrower]

Dated:

Dear Sirs

Zellstoff Stendal GmbH – EUR 75,000,000 Revolving Credit Facility Agreement dated [—] (the “Agreement”)

1. We refer to the Agreement. This is a Payment Notice. Terms defined in the Agreement have the same meaning when used in this Payment Notice unless given a different meaning in this Payment Notice.

2. We hereby inform you that we intend to make a transfer of funds to the Shareholder Distribution Account in the amount of EUR [—].

3. The amount of interest due under Shareholder Loan Agreements for the current fiscal year ending [—] is EUR [—].

4. We have made the following previous transfers to the Shareholder Distribution Account during the current fiscal year [—]. Together with the transfer to be made, the total amount transferred to the Shareholder Distribution Account during this fiscal year will be [—].

5. We hereby confirm that each financial covenant referred to in Clause 21 (Financial covenants) is as set out in the table below as of the latest Calculation Date:

Financial covenant	Actual ratio
Leverage ratio	[—]
Interest Cover Ratio	[—]
Current Ratio	[—]

6. We confirm that the Minimum Liquidity is currently EUR [—].

7. We confirm that no Event of Default has occurred and is continuing.*

Signed:
	Director of [Borrower]	Director of [Borrower]

in its capacity as Borrower

SIGNATURES

THE BORROWER ZELLSTOFF STENDAL GMBH
By:	/s/ André Listemann	/s/ Adolf Koppensteiner
	André Listemann	Adolf Koppensteiner

Address:	Goldbecker Strasse 1 39596 Arneburg

Fax:	+49-(0)39321-55129

Attention:	André Listemann / Adolf Koppensteiner

Email:	andre.listemann@zellstoff-stendal.de adolf.koppensteiner@zellstoff-stendal.de

THE ARRANGER

UNICREDIT BANK AG

By:	/s/ Marc Thümecke	/s/ Hansjörg Gonser
	Marc Thümecke	Hansjörg Gonser

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 33 200 46

Department:	MFN1AB

Attention:	Ms. Ricarda Grünter /Mr. Felix Metz

Email:	ricarda.gruenter@unicredit.de / felix.metz@unicredit.de

THE AGENT UNICREDIT BANK AG
By:	/s/ Philipp Sager	/s/ Manuela Schöttner
	Philipp Sager	Manuela Schöttner

Address:	UniCredit Bank AG Arabellastrasse 14 81925 Munich Federal Republic of Germany

Fax:	+49 89 378 – 41517

Department:	MFL 3LA

Attention:	Mrs. Manuela Schöttner / Mr. Philipp Sager

Email:	manuela.schoettner@unicredit.de / philipp.sager@unicredit.de

THE SECURITY AGENT

UNICREDIT BANK AG

By:	/s/ Philipp Sager	/s/ Manuela Schöttner
	Philipp Sager	Manuela Schöttner

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 41517

Department:	MFL 3LA

Attention:	Mrs. Manuela Schöttner / Mr. Philipp Sager

Email:	manuela.schoettner@unicredit.de / philipp.sager@unicredit.de

THE LENDERS UNICREDIT BANK AG
By:	/s/ Marc Thümecke	/s/ Hansjörg Gonser
	Marc Thümecke	Hansjörg Gonser

Address:	UniCredit Bank AG
Arabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 33 200 46

Department:	MFN1AB

Attention:	Ms. Ricarda Grünter / Mr. Felix Metz

Email:	ricarda.gruenter@unicredit.de / felix.metz@unicredit.de

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ Garett Lynskey	/s/ Brian Fitzgerald
	Garett Lynskey	Brian Fitzgerald

Address:	One Cabot Square London E14 4QJ United Kingdom

Attention::	Operational matters – Ms. Claire Perkins

Email:	list.csfbi-loans-grp@credit-suisse.com

Attention:	Credit matters – Mr. Clemens Kramer / Ms. Manuela Sommer

Email:	clemens.kramer@credit-suisse.com / manuela.u.sommer@credit-suisse.com

ROYAL BANK OF CANADA

By:	/s/ Eduardo Pinto
Eduardo Pinto

Address:	Riverbank House 2 Swan Lane London, EC4R 3BF United Kingdom

Fax:	+44 20 7653 4000

Department:	Global Corporate Banking

Attention:	Antonios Themistokleous

Email:	antonios.themistokleous@rbccm.com

BARCLAYS

By:	/s/ Christina Park
Christina Park

Address:	Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB United Kingdom

Fax:	+44 20 7773 1843

Attention:	Gary Brine / Odilon Du Bouetiez

Email:	gary.brine@barclays.com / odilon.dubouetiez@barclays.com